Exhibit 10.53

Ms. Irene Steiner

Shelburne, VT 05482

Re: Appointment as Vice President of Marketing

Dear Irene:

I am very pleased to confirm you appointment as an officer of The Vermont Teddy Bear Co., Inc. (the "Company") with the title Vice President of Marketing. The purpose of this letter is to outline your duties and the terms of your employment, as follows:

Duties: You shall be employed full-time as Vice President of Marketing to lead the Company's marketing efforts. You shall to devote all of your business time, attention, skill, and efforts to the business and affairs of the Company, with such duties as shall be assigned to you by the President.

Term: Your appointment shall be effective July 1, 2002 and shall continue until terminated. Nothing in this letter is intended to alter the at-will nature of your employment with the Company.

Base Salary: $100,000 annually payable in accordance with the Company's regular pay schedule, subject to normal withholdings.

Bonus: Determined annually, at the discretion of the President, based on your performance and the financial performance of the Company.

Stock Options: 75,000 vesting over five years, so long as you remain employed full time as Vice President of Marketing for the Company, subject to the provisions of the Company's Incentive Stock Option Plan.

Benefits: Participation in all benefit plans available to executive employees of the Company in accordance with the policies and procedures currently or then in effect, as the case may be, and, in addition, 12 weeks paid maternity leave.

Change of Control: If you are terminated within 90 days before or 12 months after a "Change of Control,"(i) you shall receive in lieu of any other payment or benefit a lump-sum payment equal to your then current base annual salary payable within 10 days of the termination of your employment and (ii) all your outstanding stock options which were subject to vesting on or prior to the end of the fiscal year in which your employment was terminated shall immediately vest. For purposes of this agreement the term "Change of Control" means (i) the Company is merged or consolidated with another corporation or entity, (ii) one person (together with its affiliates) becomes the beneficial owner of 50% or more of the issued and outstanding equity securities of the Company or (iii) all or substantially all of the assets of the Company are acquired by another corporation or entity, except that a "Change of Control" shall not be deemed to include any of the foregoing transactions if upon the closing of such transaction the present Chief Executive Officer of the Company remains the Chief Executive Officer of the Company.

Covenant Not to

Compete: During the term of your employment and for a period of twelve (12) months following termination of your employment with the Company, you shall not, directly or indirectly, whether as stockholder, officer, director, employee, consultant or otherwise (except as a beneficial owner of less than 5% of the number of shares of any publicly traded securities) engage in any business that, with respect to 5% or more of its sales, competes with the Company in the business of (i) marketing and selling stuffed teddy bears, (ii) providing gift delivery products or services, or (iii) providing services or products competitive with any business which the Company might develop or acquire during the term of your employment.

Anti-solicitation: During the term of your employment and for a period of twelve (12) months after termination of your employment, you will not, directly or indirectly, on your own behalf or in the service or on behalf of others (i) solicit customers or accounts of the Company, including parties identified as active prospects of the Company or (ii) hire, solicit, take away, or attempt to hire, solicit, or take away any employee, independent contractor, or other person rendering services to the Company.

Confidentiality: During the term of your employment, you will be working with sensitive business data and trade secrets belonging to the Company. You acknowledge that this information is confidential and/or constitutes trade secrets and is the exclusive property of the Company. You agree that you not disclose to anyone, either directly or indirectly, during the term of your employment or at any time thereafter, any such confidential information, nor will you use the same for any purpose other than in the course of your service to the Company or its subsidiaries and for the exclusive benefit of the Company. You agree that disclosure of any confidential information or trade secrets to competitors of the Company, both during and after the term of your employment, or your use of such confidential information and trade secrets for your own benefit after your employment terminates would constitute misappropriation of such confidential information or trade secrets. You expressly acknowledge that the above-described information derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. You further expressly acknowledge that such information is and has been the subject of efforts that are reasonable under the circumstances to maintain its confidentiality. The term "confidential information" shall not include any knowledge or information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or by disclosure by another person who is under a contractual, legal, fiduciary, or other duty to keep the information confidential, (ii) information which was in your possession or known by you prior to being furnished to you by the Company (which prior possession by you is evidenced by written or electronic records), (iii) information which becomes available to you on a non-confidential basis from a source which is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation but only if you provide the Company with written notice of your possession of such information promptly upon becoming aware of it, (iv) information which has been independently developed by you and which independent development is memorialized in writing or by an electronic record which predates the date on which the information was disclosed to you by the Company. Notwithstanding these confidentiality obligations, in the event you are legally compelled by subpoena, other legal process, or requests pursuant to an investigation by a governmental agency to disclose confidential information of the Company, you will be permitted to disclosed such information, to the extent you are so compelled, provided you have given prompt prior written notice to the Company, as the case may be, upon receipt of the subpoena, legal process, or request so as to enable the Company to seek a protective order or other appropriate remedy.

You acknowledge the extreme importance being placed on the scope and duration of the covenants set forth in the preceding subparagraphs of this letter and fully agree to these restrictions. You acknowledge that the law concerning restrictive covenants is based on facts and circumstances. Therefore, you specifically agree that if any court or board of arbitration to which a dispute over these restrictions is referred shall find any of these restrictions overbroad or unreasonable, then you authorize the court or board to enforce the restrictions to the greatest extent it deems reasonable. You further agree that in the event of a breach of any of the restrictions, the Company shall be entitled to secure an order in any suit brought for that purpose to enjoin you from further violating such restrictions. Pending the hearing and decision of the application for such an order, the Company shall be entitled to a temporary restraining order or injunctive relief without prejudice to any other legal or equitable remedy available to the Company. As used in this letter, the term "Company" shall mean the Company and any of its subsidiaries.

Intellectual Property: Upon your acceptance of this letter, you will sign the attached Assignment of Intellectual Property Agreement.

If the foregoing terms are acceptable to you, please sign and date the enclosed copy of this letter where indicated below and return it to me.

Very truly yours,

s/Elisabeth B. Robert

Elisabeth B. Robert

ACKNOWLEDGED AND AGREED:

s/ Irene Steiner

Irene Steiner

Dated: June 27, 2002